Exhibit 10.3
ATTACHMENT I
AMENDMENT TO THE
GENCORP INC. 2009 EQUITY AND
PERFORMANCE INCENTIVE PLAN (“Plan”)
     In accordance with Section 16.1 of the Plan, the Plan shall be amended, effective as of October 6, 2009, to read as follows:
     1. Section 2.3 of the Plan shall be amended by adding the following sentence at the conclusion thereof:
“Awards shall also include, if approved by the Committee, any Nonqualified Stock Options, Incentive Stock Options, or Performance Shares that could not be fully awarded under the 1999 GenCorp Inc. Equity and Performance Incentive Plan because of any numerical limit on Awards set forth thereunder.”
     2. Section 4.4 of the Plan shall be amended by adding the following sentence at the conclusion thereof:
“To the extent that any Award hereunder is one that is made solely because of a limitation on awards under the 1999 GenCorp Inc. Equity and Performance Incentive Plan such Award shall reduce on a Share for Share basis, as applicable, any limit on Shares set forth in this Section 4.”
     3. Section 11.1 of the Plan shall be amended by adding the following sentence at the conclusion thereof:
“To the extent that any Award hereunder is one that is made solely because of a limitation on awards under the 1999 GenCorp Inc. Equity and Performance Incentive Plan and the Performance Measurement, shall be the same as under the 1999 GenCorp Inc. Equity and Performance Incentive Plan.”
     4. Section 15.1 of the Plan shall be deleted in its entirety and the following shall be substituted therefor:

“For purposes of this Plan, a ‘Change in Control’ shall mean the occurrence during the term of any of the following events:
(a)	All or substantially all (meaning having a total gross fair market value at least equal to 50.1% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions) of the assets of the Company are acquired by a Person (during a twelve month period ending on the date of the most recent acquisition by such person); or

(b)	the Company is merged, consolidated or reorganized into or with another corporation or entity during a twelve-month period with the result that upon the conclusion of the transaction less than 50.1% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the surviving, resulting or acquiring corporation are beneficially owned (as that term is defined in Rule 13-d 3 under the Exchange Act) by the shareholders of the Company immediately prior to the completion of the transaction.”
     5. As hereby amended, the Plan shall continue in full force and effect.